Exhibit 99

Orrstown Financial Services, Inc. Announces
Execution of Strategic Repositioning
HARRISBURG, PA, November 9, 2026 (GLOBE NEWSWIRE) -- Orrstown Financial Services, Inc. (NASDAQ: ORRF) (the “Company”), the holding company of Orrstown Bank (the “Bank”), today announced the execution of a strategic repositioning of a portion of its available for sale (“AFS”) securities portfolio. The Company sold AFS securities with a total amortized cost of $185.6 million, a weighted average yield of 3.13%, and a weighted average remaining life of 8.4 years. Proceeds from the sale are being used to purchase higher-yielding AFS securities with an estimated weighted average yield of 5.20%.
The Company estimates the transactions will result in a net pre-tax loss on the sale of AFS securities of $13.8 million, which will be included in the Company’s financial results for the fourth quarter of 2026. The Company expects the strategic repositioning to be accretive to net income, net interest income, net interest margin, and return on average assets in future periods. The sale will have only a nominal impact on tangible book value, as the loss was previously reflected in accumulated other comprehensive loss.
The estimated pre-tax loss would reduce the Bank’s regulatory capital ratios as of September 30, 2026 by approximately 22 basis points for its risk-based capital ratios and 20 basis points for its leverage ratio, leaving all regulatory capital ratios well above well-capitalized thresholds. The Company expects the capital impact to be recovered within two quarters.
About Orrstown
With $5.7 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Harford, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. The Company's lending area also includes adjacent counties in Pennsylvania and Maryland, as well as Loudon County, Virginia and Berkeley, Jefferson and Morgan Counties, West Virginia. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.
For additional information, please contact:
Neil Kalani
EVP, Chief Financial Officer
717-510-7097
nkalani@orrstown.com